UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2005

BIG 5 SPORTING GOODS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-49850	95-4388794

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2525 East El Segundo Boulevard, El Segundo California (Address of principal executive offices)	90245 (Zip Code)

Registrant’s telephone number, including area code: (310) 536-0611

N/A
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

     The information in Item 2.02 of this Current Report on Form 8-K, including the exhibit, is furnished pursuant to Item 2.02, “Results of Operations and Financial Condition” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under that Section. Furthermore, the information in this Current Report on Form 8-K, including the exhibit, shall not be deemed to be incorporated by reference into the filings of Big 5 Sporting Goods Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as expressly set forth by specific reference in such filing.

     On February 9, 2005, Big 5 Sporting Goods Corporation (the “Company”) issued a press release announcing its preliminary financial results for its fourth quarter and the fiscal year ended January 2, 2005 and the matters discussed under Item 4.02 below. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

     (a) On February 8, 2005, the Company’s Board of Directors, upon the recommendation of management and the Audit Committee and in consultation with the Company’s independent registered public accounting firm, concluded that the previously issued financial statements contained in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 28, 2003 and December 29, 2002 should not be relied upon because of errors in those financial statements and that the Company would restate these financial statements to make the necessary accounting corrections.

     In the course of its annual year-end closing process, the Company identified an error in an account within accounts payable as reported in its financial statements. This account reflects as credits items received into inventory at the Company’s distribution center. Credits in this accounts payable account are cleared as the Company’s receiving documentation is matched against vendor invoices or, in the case of inventory paid for by prior draws on letters of credit, commercial invoices. The process of clearing credits related to commercial invoices involves matching those credits in the accounts payable account against corresponding items, in a separate accounts payable contra–liability account, which were previously entered at the time draws were made against letters of credit.

     The error occurred when certain credits in the accounts payable account related to commercial invoices were not matched on a timely basis with the corresponding letter of credit items in the contra-liability account as required by the Company’s established accounting procedures. Certain of the Company’s accounting personnel failed to understand that, even though vendors had already been paid by prior draws on letters of credit and inventories had been properly accounted for, timely reconciliation of all related commercial invoices still was necessary for proper internal bookkeeping. This failure created unmatched credits in accounts payable for each of the Company’s 2000, 2001, 2002 and 2003 fiscal years, which were erroneously assumed to be over-accruals. These assumed over-accruals were reversed at year end and included in net income. This resulted in an understatement of accounts payable and an overstatement of net income, as well as a corresponding overstatement of stockholders’ equity, for each of these periods.

     As a result, the Company’s management and the Audit Committee have recommended, and its Board of Directors has approved, the review and restatement of its financial statements for fiscal 2001, 2002 and 2003. The preliminary financial statements set forth in Exhibit 99.2 include adjustments that resulted from changes to address the matters described above. The impact on net income is expected to be $1.2 million for 2001, $2.1 million for 2002 and $1.4 million for 2003. The preliminary financial statements set forth in Exhibit 99.2 are being reviewed by the Company and its independent registered public accounting firm and could change. Accordingly, investors are cautioned not to rely on the Company’s historical financial statements for such periods.

     The non-cash adjustments of net income will not have any impact on (i) the Company’s previously reported net sales or same store sales; (ii) the Company’s previously reported assets, including cash; (iii) the

Company’s previously reported cash flows from operating activities; or (iv) the Company’s compliance with any financial covenant contained in its bank credit agreement. The Company also anticipates a refund or credit of approximately $3.2 million attributable to an over-payment of income taxes for the affected periods.

     The Company and its Audit Committee are, in consultation with its independent registered public accounting firm, KPMG LLP, reviewing prior reports filed with the Securities and Exchange Commission to determine if any other adjustments or corrections are necessary. The Company has not identified any other necessary adjustments at this time. The Company has also corrected its internal controls associated with the accounting adjustments described herein. Management brought this situation to the attention of the Audit Committee of the Company’s Board of Directors as soon as it became aware of it and its potential effect on the Company’s financial statements, and is working with the Audit Committee and KPMG LLP, to review those effects and to take appropriate corrective action.

     The Audit Committee of the Company’s Board of Directors has discussed the matters disclosed in this report with KPMG LLP, its independent registered public accounting firm.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press release, dated February 9, 2005, issued by Big 5 Sporting Goods Corporation.

99.2	Preliminary Restated Financial Statements for Fiscal 2001, Fiscal 2002 and Fiscal 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG 5 SPORTING GOODS CORPORATION

(Registrant)

Date: February 9, 2005

/s/ Charles P. Kirk
Charles P. Kirk
Senior Vice President and Chief Financial Officer